Exhibit 99.1

POKERTEK REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

MATTHEWS, NC – March 12, 2014—PokerTek, Inc. (Nasdaq:PTEK) today reported financial results for the fourth quarter and full year ended December 31, 2013.

Full Year Operational Highlights:
•	Total revenue increased 7%

•	Recurring revenue increased 11%

•	Gross profit margin exceeds 70%

•	Net loss from continuing operations improved 25%

•	Net cash used in operating activities improved 84%

•	EBITDAS positive for third consecutive year

Fourth Quarter Operational Highlights:
•	Total revenue increased 5%

•	Recurring revenue decreased 11%

•	Gross profit margin exceeds 60%

•	Net loss from continuing operations improved 35%

“Financially, 2013 was a solid year posting recurring revenue growth, strong gross margins and significant improvements in net operating results and cash flow. Our operations and technical teams deserve tremendous credit for the turnaround in our financial performance in recent years,” commented Mark Roberson, Chief Executive Officer.

“We also achieved several important marketing and product development milestones during the year, entering new gaming markets in Macau and South America, growing our cruise ship penetration, achieving regulatory approvals for our ProCore product line, and initiating our expansion into mobile gaming.”

Financial Summary:
Revenue. Total revenue increased 7.1% to $5.5 million for the year ended December 31, 2013, with revenues from license and service fees increasing 11.1% and revenue from sales of systems and equipment decreasing 14.1%. For the quarterly periods, total revenue increased 4.8% with revenue from license and service fees decreasing 11.3% and revenue from sales of systems and equipment increasing 324.3%.

Revenue from license and service fees increased 11.1% to $4.9 million for the year ended December 31, 2013 compared to $4.4 million for the year ended December 31, 2012. For the quarterly periods, revenue from license and service fees decreased 11.3% to $1.1 million from $1.3 million. License and service fees from Canada, Mexico and cruise ships increased with new placements generating revenue in the current year period. Increases in those markets were offset, however, by reductions in revenue from Ohio, Europe and other international markets.

Revenue from sales of systems and equipment decreased 14.1% to $0.7 million for the year ended December 31, 2013 compared to $0.8 million for the year ended December 31, 2012. Sales of systems and equipment decreased on an annual basis due to lower equipment sales in Europe and lower current year contribution from the lease conversions, partially offset by increased equipment sales in Asia. On a quarterly basis, revenue from sales of systems and equipment increased 324.3% to $273 thousand from $64 thousand due primarily to increased sales in Asia and France.
Over the past several years, our revenue mix has become more heavily weighted towards recurring license and service fees and less towards sales of systems and equipment. In 2013, license and service fees represented 87% of total revenue, compared to 84% in 2012.

Gross profit. Gross profit was $4.0 million for year ended December 31, 2013 compared to $3.8 million for the year ended December 31, 2012, an increase of 6.9%. Gross profit as a percent of revenue was relatively unchanged at 72.5% and 72.6% for the years ended December 31, 2013 and 2012, respectively. For the quarterly periods, gross profit relatively unchanged at $0.9 million in both periods, however, as a percent of revenue gross profit declined from 69.7% to 64.8% due primarily to higher costs of revenue associated with sales activity in Asia.

Operating expenses. Operating expenses increased by $0.1 million (2.8%) to $4.6 million for the year ended December 31, 2013 compared to $4.5 million for the year ended December 31, 2012. For the quarterly periods, operating expenses decreased to $1.0 million from $1.1 million. The modest increase in operating expenses on an annual basis was attributable to higher spending on regulatory approvals and increased bad debt expense, partially offset by lower employee compensation expense and professional fees.

Interest expense, net. Interest expense decreased 44.9% to $38,191 for the year ended December 31, 2013 from $69,351 for the year ended December 31, 2012. On a quarterly basis, interest expense decreased 17.9% to $8,974 from $10,934. The decrease is due to lower long term debt outstanding and lower fees associated with our credit facility.

Income tax provision. Income tax provision decreased 51.3% to $42,310 for the year ended December 31, 2013 from $86,908 for the year ended December 31, 2012. On a quarterly basis, income tax provision was a benefit of $3,710 from an expense of $27,114. The change in income tax provision was primarily attributable to lower withholdings in foreign jurisdictions.

Net loss from continuing operations. Net loss from continuing operations improved 25.1% to $0.6 million, $(0.07) per share, for the year ended December 31, 2013 compared to $0.8 million, $(0.11) per share, for the year ended December 31, 2012. Net loss from continuing operations improved 34.5% to $0.1 million, $(0.1) per share, for the quarterly period ended December 31, 2013 from $0.2 million, $(0.2) per share, for the quarterly period ended December 31, 2012. The improvements in net loss from continuing operations resulted primarily from growth in revenue combined with reductions in interest and income taxes.

Net income from discontinued operations. Net income from discontinued operations for the year ended December 31, 2013 was $535 ($0.00 per share) compared to $52,263 ($0.01 per share) for the year ended December 31, 2012. We completed the disposition of these operations and do not expect to realize additional income or loss from discontinued operations in future periods.

Net loss. Net loss improved 20.3% to $0.6 million, $(0.07) per share, for the year ended December 31, 2013 compared to $0.8 million, $(0.11) per share, for the year ended December 31, 2012. Net loss improved 33.8% to $0.1 million, $(0.1) per share for the quarterly period ended December 31, 2013, from $0.2 million, $(0.2) per share for the quarterly period ended December 31, 2012. The improvements in net loss from continuing operations resulted primarily from growth in revenue combined with reductions in interest and income taxes.
EBITDAS, a non-GAAP financial measure (described below), improved 38.4% to $585 thousand for the year ended December 31, 2013 from $423 thousand for the year ended December 31, 2012. On a quarterly basis, EBITDAS improved 16.4% to $155 thousand from $133 thousand. 2013 represents the Company’s third consecutive year of positive EBITDAS operating performance.

Balance Sheet and Cash Flow Information
Net cash used in operating activities from continuing operations was $0.1 million for the year ended December 31, 2013 compared to a use of cash of $0.8 million for the year ended December 31, 2012. The improvement in cash used in operating activities was primarily due to improved operating results and favorable working capital comparisons, primarily gaming equipment and deferred revenue, partially offset by reductions in accounts payable and accrued liabilities.

Net cash used in investing activities was $10 thousand for the year ended December 31, 2013 compared to $1 thousand for the year ended December 31, 2012. Investing activities in both periods are composed of minor capital expenditures for leasehold improvements, office and manufacturing equipment.

Net cash provided by financing activities was $0.3 million for the year ended December 31, 2013 and $0.4 million for the year ended December 31, 2012. Net cash provided by financing activities primarily consist of proceeds from sales of common stock in both periods. Principal payments on long-term debt totaled $60 thousand for the year ended December 31, 2013 and $0 for the year ended December 31, 2012.

As of December 31, 2013, the Company’s cash and cash equivalents totaled $0.4 million and total debt was $0.3 million. As of December 31, 2013 $0.5 million was available under our Credit Facility, based on our accounts receivable and inventory levels, and there were no amounts outstanding under the facility.

Gaming Positions Information
Gaming positions deployed worldwide totaled 2,272 gaming positions, composed of 2,170 PokerPro and 102 ProCore positions. As of December 31, 2012, gaming positions consisted of 2,310 gaming positions, composed of 2,160 PokerPro and 150 ProCore positions.

Conference Call
A conference call and webcast will be held on March 12, 2014 at 11:00 am EDT for management to discuss the Company’s’ operating results. Interested parties may listen to and participate in the conference call by dialing (877) 703-6103 (U.S./Canada) or +1 (857) 244-7302 (Other) and entering passcode 48599806. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading "Investors." For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing (888) 286-8010 (U.S./Canada) or +1 (617) 801-6888 (Other) and entering passcode 58748311.

Use of Non-GAAP Measures
PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.
PokerTek, Inc. (Nasdaq:PTEK) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

Contact:
Mark Roberson
CEO and CFO
PokerTek, Inc.
704.849.0860, x101
investorrelations@pokertek.com

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE LOSS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue
License and service fees	$1,135,106	$1,279,148	$4,850,375	$4,367,132
Sales of systems and equipment	273,364	64,433	696,320	810,147
Total revenue	1,408,470	1,343,581	5,546,695	5,177,279
Cost of revenue	495,133	407,180	1,527,740	1,419,351
Gross profit	913,337	936,401	4,018,955	3,757,928
Operating expenses:
Selling, general and administrative	806,566	861,366	3,583,332	3,403,366
Research and development	165,716	141,781	678,817	679,431
Share-based compensation expense	53,919	77,347	300,615	351,996
Depreciation	2,611	2,324	9,432	13,267
Total operating expenses	1,028,812	1,082,818	4,572,196	4,448,060
Operating loss	(115,475)	(146,417)	(553,241)	(690,132)
Interest expense, net	8,974	10,934	38,191	69,351
Net loss from continuing operations before income taxes	(124,449)	(157,351)	(591,432)	(759,483)
Income tax provision	(3,710)	27,114	42,310	86,908
Net (loss) from continuing operations	(120,739)	(184,465)	(633,742)	(846,391)
Income from discontinued operations	-	2,150	535	52,263
Net (loss)	$(120,739)	$(182,315)	$(633,207)	$(794,128)

Other comprehensive loss:
Adjustments to net loss	-	-	-	-
Comprehensive loss	$(120,739)	$(182,315)	$(633,207)	$(794,128)

Net (loss) from continuing operations per common share - basic and diluted	$(0.01)	$(0.02)	$(0.07)	$(0.11)
Net income from discontinued operations per common share - basic and diluted	-	0.00	0.00	0.01
Net (loss) per common share - basic and diluted	$(0.01)	$(0.02)	$(0.07)	$(0.10)
Weighted average common shares outstanding - basic and diluted	9,333,559	8,627,770	9,113,965	7,973,609

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$415,533	$235,757
Accounts receivable, net	793,949	794,769
Inventory	869,631	1,177,127
Prepaid expenses and other assets	90,314	66,988
Total current assets	2,169,427	2,274,641

Long-term assets:
Inventory	545,070	165,823
Gaming systems, net	1,224,931	1,693,051
Property and equipment, net	27,724	26,967
Other assets	110,740	171,498
Total long-term assets	1,908,465	2,057,339
Total assets	$4,077,892	$4,331,980

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$243,960	$274,609
Accrued liabilities	310,126	569,404
Deferred revenue	20,051	42,266
Long-term debt, current portion	70,822	59,571
Total current liabilities	644,959	945,850

Long-term liabilities:
Long-term liability	167,523	219,494
Long-term debt	169,607	240,429
Total long-term liabilities	337,130	459,923
Total liabilities	982,089	1,405,773
Commitments and contingencies
Common stock subject to rescission	-	71,183
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 9,363,434 and 8,625,498 shares at
December 31, 2013 and December 31, 2012, respectively
Additional paid-in capital	50,355,908	49,481,922
Accumulated deficit	(47,260,105)	(46,626,898)
Accumulated other comprehensive loss, net	-	-
Total shareholders' equity	3,095,803	2,855,024
Total liabilities and shareholders' equity	$4,077,892	$4,331,980

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(633,207)	$(794,128)
Net income from discontinued operations	(535)	(52,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	771,724	751,832
Share-based compensation expense	300,615	351,996
Provision for doubtful accounts and other receivables	201,687	123,214
Changes in assets and liabilities:
Accounts and other receivables	(200,867)	(186,382)
Prepaid expenses and other assets	37,433	88,111
Inventory	(71,750)	419,856
Gaming systems	(294,172)	(1,327,283)
Accounts payable and accrued expenses	(224,611)	20,994
Deferred revenue	(22,215)	(238,817)
Net cash provided by (used in) operating activities from continuing operations	(135,898)	(842,870)
Net cash provided by operating activities from discontinued operations	535	68,727
Net cash provided by (used in) operating activities	(135,363)	(774,143)

Cash flows from investing activities:
Purchase of property and equipment	(10,190)	(1,378)
Net cash used in investing activities	(10,190)	(1,378)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	384,900	405,049
Repayments of long-term debt	(59,571)	-
Net cash provided by financing activities	325,329	405,049
Net increase in cash and cash equivalents	179,776	7,967
Cash and cash equivalents, beginning of year	235,757	606,229
Cash and cash equivalents, end of period	$415,533	$614,196

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$35,450	$66,587
Income taxes	46,412	49,645

Non-cash transactions:
Amortization of commitment fee issued in common stock	$-	$44,223
Issuance of common stock for debt cancellation	-	400,000
Shares of Common Stock issued in settlement of litigation	117,288	-

POKERTEK, INC.
RECONCILIATION TO EBITDAS

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Net loss from continuing operations	$(120,739)	$(184,466)	$(633,742)	$(846,391)
Interest expense, net	8,974	10,934	38,191	69,351
Income tax provision	(3,710)	27,114	42,310	86,908
Other taxes	45,579	425	66,713	9,474
Depreciation and amortization	170,827	201,715	771,724	751,832
Stock-based compensation expense	53,919	77,347	300,615	351,996
EBITDAS (1)	$154,850	$133,069	$585,811	$423,170

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.